Exhibit 10.24

                             DEMAND PROMISSORY NOTE

                                                                     May 1, 2000
                                                                      US$100,000

         INVU, Inc.("Borrower"), a Colorado corporation with a place of business at The Beren, Blisworth Hill Farm, Stoke Rd., Blisworth, Northhampton, NN7 3DB, United Kingdom, for value received, hereby promises to pay to the order of GEM Advisors, Inc. ("Lender"), with its registered address at 712 Fifth Avenue, 7th Floor, New York, NY 10019, or Lender's assigns, or at any other place the holder hereof designates, the principal sum of One Hundred Thousand Dollars (US$100,000) in lawful money of the United States of America on demand, and to pay interest accrued thereon in like money upon maturity on the unpaid principal balance hereof at a rate of three percent (3%) per annum, calculated on the basis of a 365 day year and actual days elapsed. Payments shall be first applied towards outstanding interest, and then towards reduction of principal. If payment is not made upon demand in accordance with this note, interest shall accrue at the rate of fifteen percent (15%) per annum from the date of demand through and including the date of payment. In addition, if payment is not made upon demand in accordance with this Note, the holder of this Note may convert any or all of the unpaid principal amount of the note and accrued but unpaid interest, at any timer, and from time to time, for shares of common stock of the Borrower, at the conversion ratio of (X) the lower of US$3.00 or one hundred twenty-five percent (125%) of the average Per Share Market Value for the five
(5) Trading Days immediately prior to the date demand for payment of this Note is made (the "Fixed Conversion Price") or (Y) seventy five percent (75%) of the average of the three (3) lowest Per Share Market Value prices during the thirty
(30) day period immediately preceding the Conversion Date ("Floating Conversion Price"). Capitalized terms used herein not otherwise defined herein shall have the same meaning as ascribed to such terms in the Form of Debenture annexed to the Convertible Debenture Purchase Agreement dated May 1, 2000 entered into, among others, Borrower. Terms of conversion as set forth in Section 4 of the Form of Debenture shall also apply to the conversion of this Note.

         This Note may be pre-paid at any time without penalty. Borrower by its execution below (i) waives diligence, demand of presentment, notice of nonpayment and protest, and assents to extensions of the time of payment, surrender or substitution of security (if any), or other indulgence, without notice, (ii) represents and warrants that this instrument has been executed and delivered by a duly authorized officer of the Borrower and shall constitute the legal, valid, binding and enforceable obligation of the Borrower, (iii) hereby consents to the jurisdiction of any federal and state court located in the Borough of Manhattan, New York, and waives any defenses it may have based upon improper venue and forum non conveniens, and (iv) agrees to pay reasonable fees of legal counsel, and disbursements thereof, incurred by Lender in any collection or enforcement proceeding relating hereto.

                                             INVU, INC.

                                             By:________________________________
                                                David Morgan
                                                President